United States securities and exchange commission logo





                       July 26, 2022

       George S. Glyphis
       Chief Financial Officer
       Centennial Resource Development, Inc.
       1001 Seventeenth Street
       Suite 1800
       Denver, CO 80202

                                                        Re: Centennial Resource
Development, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No 001-37697

       Dear Mr. Glyphis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation